Exhibit 10.12
EMPLOYMENT CONTRACT
[English Translation]
Dear Sir
Office of
     Further to the verbal agreements reached, we report below the new conditions relating to your employment with Accenture S.p.A. (the “Company”), that will replace the conditions of your previous contract with the Company dated and signed on       and starting from      , as later integrated on                     .
A) Starting date, rank and duties
     Starting from          , you, who are already an executive in our Company in compliance with the National Collective Employment Contract for Executives of Companies Producing Goods and Services, will have the internal rank and will carry out the duties of “Senior Executive”.
B) Since our Company belongs to the multi-national Group Accenture (the “Group”), the Company may also ask you to work, on a temporary basis, at other companies belonging to the Group or to perform corporate duties within the sphere of the Group. It is understood that for such work and/or duties within the Group, you will not be entitled to any further salary with respect to that mentioned in paragraph I) below as said salary was calculated taking into consideration the possibility of such work and/or duties. Salary and any payments deriving from such company duties will therefore be paid back to the company.
C) Exclusive nature of employment relationship
     Also in consolidation of the obligations deriving for the purposes and effects of art. 2105 c.c., for the whole duration of the employment relationship with the Company, you are banned from performing any type of working activity, irrespective of its form (work as an employee, free-lance work, co-worker, participation in association, etc.) and/or to possess, directly or indirectly, even through third parties, participations in other companies or businesses in competition with the Company or with the other companies of the Group, without the previous and explicit written authorisation of the Group.

D) Place where the service will be rendered
     Your current place of work is established as .
     In consideration of your rank and the functions granted to you, travel, within Italy and abroad, according to the requirements of the Company, falls within the object of your work, to carry out the services that are the object of this contract. With regard to secondment, the company’s conditions for Senior Executives will be applied.
     You recognise that the Company will be entitled to transfer you to other offices and/or to second you to the Company’s clients, in observance of the provisions of art. 2103 c.c. and the current National Collective Employment Contract for Executives of Companies Producing Goods and Services.
E) Duration
     This contract is stipulated for a non-specified period of time.
F) Timetable
     Your job is not subject to constraints of timetable but you will organise your work so as to ensure both the effectiveness of your direct responsibility in the performance of company services and the regular enjoyment of daily and weekly periods of rest.
G) Confidentiality
     You shall not communicate or divulge, also in compliance with Articles 622 (“Disclosure of professional secrets”) and 623 (“Disclosure of scientific or Industrial secrets”) p.c. (including therein amendments and integrations introduced to protect information confidentiality pursuant to l.n.547/93), and the provisions of articles 98 and 99 of L.D. No. 30/2005, any type of information or news regarding both the company organisation or customers and suppliers, know-how, industrial applications, production processes, systems and applications software, individual services or products about which you may become aware during your job and also in relation to information or news regarding every subsidiary or, in any case, company belonging to the Group. This obligation shall also remain in force after termination of the employment relationship. All documentation of any nature, in original form or in copy, relating to the Company or, in any case, containing confidential information or news, that may come into your possession for any reason during your job, must be considered as belonging exclusively to the Company and must be returned to the Company once your employment relationship ceases.
H) Company assets and corporate policies
     For the sole purpose of carrying out your job as well as possible and bearing in mind the corporate role you will cover, you shall use all the assets that the Company shall put at your disposal, in observance of applicable fiscal and contribution provisions, in compliance with that provided by the current corporate policy, as unilaterally established by the Company from time to time. You shall observe all the company policies provided for the level of Senior Executive, to which you belong and that are established at Group level as well as the procedures indicated and established in the Organisational Model, including the Code of Conduct that you may examine in:
Moreover, you shall take part in the “mandatory training” that will be organised by the company. The Company reserves the right to amend, substitute and/or repeal, at its own discretion and unilaterally, such benefits or policies.
I) Economic treatment
     With effect from          , you will receive the following economic treatment:
1)	As total remuneration for your work and in payment of your obligation, you will be paid, divided into 13 monthly payments, a gross annual fixed salary of .

The economic treatment mentioned in the previous paragraph has been calculated as a whole also in anticipation of every, and any, future salary increase deriving from changes in rank or from amendments in the National Collective Employment Contract for Executives of Companies Producing Goods and Services. In particular, it is understood that the economic treatment may be absorbed, up to its amount, by any increase deriving from sources that govern the relationship, including increases in seniority, if still applicable.

2)	The Company reserves the right to launch Variable Bonus Plans, as established unilaterally and at its own discretion from time to time on an annual basis by the Company itself, also with reference to the relevant duration, targets, methods of discretional assessment of performances, to the amount linked to the achievement of said targets and to the procedures for the relevant payment/s. Regarding this, you explicitly acknowledge that the terms and conditions of each Variable Bonus Plan, and the targets prescribed therein and the amount of the Bonuses, are the expression of the bonus policies of the Company for each period of annual duration of said plans and, consequently, such plans must not be put in relationship with, or linked to any other and different previous or future plan. Consequently, the Company shall be entitled to repeal or not to renew annual Variable Bonus Plans. Currently said Plans are composed of:

3)
a.	an individual performance bonus linked to the results of the individual performance and Company assessments on said performances, as communicated and established, unilaterally and at its own discretion by the Company; it shall be paid upon completion of the assessment process, according to the procedures established by the Company and notified annually, currently established as in one single instalment, during the month of December (with the December payslip);

b.	an Annual Bonus, as a bonus linked to achieving the results of the annual budget (Management Plan) and to the assessment of individual performance, as notified and established unilaterally and at its own discretion by the Company; it shall be paid upon completion of the assessment process, according to the procedures established by the Company and notified annually, currently established as in one single instalment, during the month of December (with the December payslip);
With reference to the provisions of paragraph I) 2), it is understood that in the event of resignations, periods of leave or any other reduction or termination of working activities:
-	the annual individual performance bonus mentioned in letter a), above for the year, shall be paid only if the employment relationship has been constant at the date of payment, currently established as during the month of December and in proportion to the actual working presence during the period;

-	the bonus mentioned in letter b) above shall be paid only if the employment relationship has been constant and in proportion to the actual working presence during said FY.
     Stock Option Plans may also be launched or other stock plans, subject to the authorisations of the relevant Authorities.
     It is however explicitly agreed that any payment during the year of the amounts mentioned in paragraph I) 2) do not result in any obligation, nor any tradition or habit of paying the same during the following year.
L) Supplementary insurance treatment
     You shall also have the option of belonging to the Prometheia supplementary pension fund, in substitution of the contractual Previndai fund.
M) Inventions
     All the results (in any form or any nature) of the work carried out by you in doing your job (“Inventions”) are and remain the property of the Company, that holds all their rights of economic utilisation and/or transfer of the rights themselves, notwithstanding your right to be recognised as their author for the purposes and effects of art. 20 Law no. 633/1941 and subsequent amendments (moral right of the author) (I would perhaps also introduce reference to art. 65, co.1, of L.D. no. 30/2005). It is understood that you will not be entitled to any further payment, with respect to that already agreed in paragraph I) above, for said Inventions.

N) Agreement of non-competition
     Upon termination of the executive employment relationship due to withdrawal, in any form and for any reason, of one or the other party, you shall abstain, for a period of 18 months, from carrying out, directly or indirectly, any entrepreneurial activity and from rendering your services as employee, consultant, agent or in any other form, also through company participation, occasionally or continuously, with or without constraints of subordination and with or without remuneration, for or in favour of persons, companies, businesses, associations, or, in general, bodies that carry out consultancy, production and/or commercial activities in competition with those carried out by our Company and by companies linked to it for whom you may have carried out separate activity or in favour of whom you may have carried out duties; or that carry out activities auxiliary to the previous ones through bodies of organisation, consultancy or advertising. Activities of design, production and creation, start-up, maintenance and management of basic and application information systems within the sphere of the structuring of the layout (logistic layout), fabrication and industrial, administrative, distribution and operating processes in general, the organisation of the development of human resources, IT and company strategies and consultancy with industrial banking, insurance and financial businesses or groups in general and public and private bodies and institutions, all have the nature of competition. As also do activities of data processing, keeping company accounts, management of administrative activities such as, for example, the development, management, maintenance and filing or keeping of documents and databases on behalf of third parties, also involving the public, other support services and non-financial leasing of software, electronic devices and equipment and telecommunications equipment as well as IT consultancy.”
The obligation to abstain from any business contact with clients of the company and companies linked to it are also explicitly included in the obligation of non-competition. The obligations assumed by you shall be limited to the following territory of the Italian Republic:                   , and to the other companies indicated as a non-exhaustive example in annex A).
As a payment for the obligations of this agreement of non-competition you will be paid a gross amount, upon termination of the employment relationship, equal to 20% of the salary paid during the last 12 months as established in point H above nos. 1 and 2, relating to the 18 months of employment and therefore as a whole equal to 30% of your last annual salary. The sum will be paid, pro quota, at the end of each semester that the agreement is in execution.
To allow fulfilment of the obligations of non-competition on your part, you shall notify the Company, in a letter sent by recorded delivery, concerning the activity that you will carry out during the period the agreement is in force and every modification of it. In the event of non-fulfilment of the agreement of non-competition, you shall be obliged to return the sum and each part of it already received and to pay a fine of a sum equal to three times the amount of the whole payment, notwithstanding compensation of any further damages.

Our Company has the right to withdraw unilaterally from this agreement at any time during the employment relationship and before one of the parties has expressed to the other the wish to withdraw from the employment relationship underway.
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Within the sphere of the obligations of the agreement of non competition, you shall, explicitly, for the duration of 18 months following termination, for any reason, of your employment relationship, refrain from contacting, directly or through others, and/or on behalf of others, employees of the Company or its associated companies, in order to induce them to fail to observe the commitments assumed in their employment relationship or in order to induce them to terminate their own employment relationship with the Company or with its associated companies.
O)	Miscellaneous
      For anything not explicitly governed by this agreement, reference must be made explicitly to the collective contract for Executives of Companies Producing Goods and Services and to the relevant company provisions.
     Please return a copy of this document signed by you in sign of acceptance and with specific approval of the following Points: A) (Starting date, rank and duties), C) (Exclusive nature of employment relationship), E) (duration), H) (Company benefits and Policies), I) (Economic treatment), N) (Agreement of non-competition).
With best wishes.
Milan,

For acceptance